UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomas W. Luce, III
   5950 Berkshire Lane, Suite 1060
   TX, Dallas  75201-4685
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |6/16/ |M   | |40000             |A  |$2.072     |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/16/ |S   | |40000             |D  |$35.7188   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/22/ |M   | |30000             |A  |$2.072     |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/22/ |S   | |30000             |D  |$38.9792   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/25/ |M   | |8960              |A  |$2.072     |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/25/ |M   | |1377              |A  |$9.26      |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/25/ |M   | |6800              |A  |$2.072     |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/25/ |S   | |17137             |D  |$38.375    |0                  |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$0.535  |     |    | |           |   |1    |8/19/|Common Stock|       |       |76800       |D  |            |
ions                  |        |     |    | |           |   |     |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$1.161  |     |    | |           |   |2    |8/24/|Common Stock|       |       |153600      |D  |            |
ions                  |        |     |    | |           |   |     |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$2.072  |6/15/|M   | |40000      |D  |3    |8/29/|Common Stock|40000  |N/A    |            |D  |            |
ions                  |        | 1999|    | |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$2.072  |6/21/|M   | |30000      |D  |3    |8/29/|Common Stock|30000  |N/A    |            |D  |            |
ions                  |        | 1999|    | |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$2.072  |6/25/|M   | |6800       |D  |3    |8/29/|Common Stock|6800   |N/A    |            |D  |            |
ions                  |        | 1999|    | |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$2.072  |6/25/|M   | |8960       |D  |3    |8/29/|Common Stock|8960   |N/A    |243840      |D  |            |
ions                  |        | 1999|    | |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$9.26   |6/25/|M   | |1377       |D  |4    |7/18/|Common Stock|1377   |N/A    |159111      |D  |            |
ions                  |        | 1999|    | |           |   |     |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$28.899 |     |    | |           |   |5    |7/17/|Common Stock|       |       |26096       |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Exercisable on 8/19/99.
2. Exercisable in accordance with the following schedule: 76,800 shares on 8/24 of each year from 1999 through 2000.
3. Exercisable in accordance with the following schedule: 81,280 shares on 8/29 of each year from 1999 through 2001.
4. Exercisable in accordance with the following schedule: 39,778 shares on 7/18 of each of 1999, 2001 and 2002 and 39,777 shares on 7/18/00.
5. Exercisable in accordance with the following schedule: 5,218 shares on 7/17/99, 5,219 shares on 7/17/00 and 7/17/02, and 5,220 shares on 7/17/01 and
7/17/03.